Exhibit 10.5

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to the Confidential Treatment Request.
LICENSE AGREEMENT
     THIS LICENSE AGREEMENT (this “Agreement”), effective as of September 23, 2009 (the “Effective Date”), is entered into between SURMODICS PHARMACEUTICALS, INC., a Delaware corporation (“SMP”), having a place of business at 750 Lakeshore Parkway, Birmingham, Alabama 35211, U.S.A., and NUPATHE, INC., a Delaware corporation (“NUPATHE”), having a place of business at 227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428, U.S.A. with respect to the following facts:
     WHEREAS, SMP is the owner or exclusive licensee of certain technology, patent rights and know-how rights related to the SMP Technology (as defined below);
     WHEREAS, NUPATHE is the owner or exclusive licensee of certain technology, patent rights and know-how rights related to compositions and methods of the NUPATHE Technology (as defined below) in conjunction with the Active Agent (as defined below);
     WHEREAS, NUPATHE desires to obtain from SMP and SMP desires to grant to NUPATHE, a license under the SMP IP Rights (as defined below) upon the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:
     1. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein, shall have the meanings assigned to such terms in the Development Agreement.
          1.1 “Active Agent” shall mean the non-ergoline dopamine agonist known as ropinirole (including the hydrochloride salt and free base).
          1.2 “Affiliate” shall mean, with respect to a party, any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation).
          1.3 “Commercially Reasonable Efforts” shall mean those efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar market potential and market size and at a similar stage in the development or life of such product and which are consistent with the general level of efforts and resources in the pharmaceutical industry for a company similar in size and scope.
          1.4 “Confidential Information” shall mean all information and data that (a) is provided by one party to the other party under this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party (each, a “Confidentiality Exception”).
     1.5 “Delivery Matrix” shall mean the controlled delivery system comprising a biodegradable matrix composed of [**] developed or optimized pursuant to the Development Program for use by NUPATHE to deliver the Active Agent.
     1.6 “Development Agreement” shall mean that certain Feasibility Evaluation Agreement between the parties dated March 19, 2007, as may be amended or restated from time to time by the mutual written agreement of the parties.
     1.7 “Development Program” shall mean the development program conducted by the parties pursuant to the Development Agreement.
     1.8 “Field” shall mean [**].
     1.9 “First Commercial Sale” shall mean the first sale of the Product by NUPATHE, its sublicensee or their respective Affiliates to customers who are not Affiliates in any country after all applicable marketing approvals (if any) have been granted by the applicable governing health authority.
     1.10 “IND” shall mean an Investigational New Drug application or similar application required to commence human clinical testing of a product submitted to the FDA or its foreign equivalent.
     1.11 “Joint Research Inventions” shall mean those Research Inventions set forth in Section 6(e) of the Development Agreement.
     1.12 “Joint Research IP Rights” shall mean, collectively, the Joint Research Inventions and the Joint Research Patent Rights.
     1.13 “Joint Research Patent Rights” shall mean any Patent Rights that claim or cover the Joint Research Inventions. Joint Research Patent Rights existing as of the Effective date are set forth in Schedule 1.12 attached hereto, as may be amended from time to time.
     1.14 “Know-How” shall mean any and all proprietary technical information, formulations, processes, data, specifications, characterization methods, characterization results, and other proprietary information, excluding any Patent Rights with respect thereto.
     1.15 “Major European Country” shall mean any one of [**].

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          1.16 “NDA” shall mean a New Drug Application or similar application for marketing approval of a product submitted to the FDA or its foreign equivalent.
          1.17 “Net Sales” shall mean [**].
          1.18 “NUPATHE IP Rights” shall mean, collectively, the NUPATHE Patent Rights and the NUPATHE Know-How Rights.
          1.19 “NUPATHE Know-How Rights” shall mean all Know-How owned and controlled by NUPATHE, existing as of the Effective Date, that relates to the NUPATHE Technology and that is reasonably necessary or useful to develop, obtain regulatory approval for, manufacture, use, or otherwise commercially exploit the Active Agent or the Product in the Field. All NUPATHE Know-How Rights that do not fall within the scope of a Confidentiality Exception shall be the Confidential Information of NUPATHE.
          1.20 “NUPATHE Patent Rights” shall mean, collectively, all Patent Rights owned or controlled by NUPATHE that claim or cover the NUPATHE Technology.
          1.21 “NUPATHE Research Inventions” shall mean those Research Inventions set forth in Section 6(c) of the Development Agreement.
          1.22 “NUPATHE Research IP Rights” shall mean shall mean collectively the NUPATHE Research Inventions and the NUPATHE Research Patent Rights.
          1.23 “NUPATHE Research Patent Rights” shall mean all Patent Rights that claim or cover the NUPATHE Research Inventions.
          1.24 “NUPATHE Technology” shall mean, collectively, all compositions, formulations, methods, processes, uses, technology, data and information, owned and controlled by NUPATHE and existing as of the Effective Date, that comprise, are responsible for, derive or result from or relate to [**]; provided, however, that NUPATHE Technology shall exclude the Product and all uses thereof. All NUPATHE Technology that does not fall within the scope of a Confidentiality Exception shall be the Confidential Information of NUPATHE.
          1.25 “Patent Rights” shall mean any of the following, whether existing now or in the future anywhere in the world (i) any issued patent, including inventor’s certificates, substitutions, extensions, supplemental protection certificates, confirmations, reissues, reexaminations, renewals, or any like governmental grant for protection of inventions and (ii) any pending applications for any of the foregoing, including any continuation, divisional, substitution, continuations-in-part, provisional and converted provisional applications.
          1.26 “Phase III Clinical Trial” shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a product as a basis for an NDA or that would otherwise satisfy requirements of 21 CFR 312.21(c).

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          1.27 “Product” shall mean a biodegradable, preformed, macroscopic implant device consisting of the Active Agent, as the sole active pharmaceutical ingredient, incorporated into the Delivery Matrix.
          1.28 “Research Inventions” shall mean collectively all inventions, Know-How, trade secrets, discoveries, development, methods, techniques, formulae, processes and compositions of matter, whether or not patentable, resulting or derived from or directly relating to SMP’s and/or NUPATHE’ s activities under the Development Agreement.
          1.29 “Royalty Term” shall mean, on a country-by-country basis, the period equal to the longer of: (a) the date on which the Product ceases to be covered by a Valid Claim in such country or (b) ten (10) years from the date of the First Commercial Sale of the Product in such country.
          1.30 “SMP IP Rights” shall mean, collectively, the SMP Know-How Rights and the SMP Patent Rights.
          1.31 “SMP Know-How Rights” shall mean all Know-How owned and controlled by SMP, existing as of the Effective Date, that relates to the SMP Technology and that is reasonably necessary or useful to develop, obtain regulatory approval for, manufacture, use, or otherwise commercially exploit the Product in the Field. All SMP Know-How Rights that does not fall within the scope of a Confidentiality Exception shall be the Confidential Information of SMP.
          1.32 “SMP Patent Rights” shall mean, collectively, the Patent Rights that claim or cover the SMP Technology. The SMP Patent Rights existing as of the Effective Date and covered by this Agreement are set forth on Schedule 1.32 attached hereto, as may be amended from time to time.
          1.33 “SMP Research Inventions” shall mean those Research Inventions set forth in Sections 6(d) of the Development Agreement.
          1.34 “SMP Research IP Rights” shall mean collectively (a) the SMP Research Inventions, and (b) the SMP Research Patent Rights.
          1.35 “SMP Research Patent Rights” shall mean all Patent Rights that claim or cover the SMP Research Inventions.
          1.36 “SMP Technology” shall mean, collectively, all compositions, formulations, methods, processes, uses, technology, data and information, owned and controlled by SMP and existing as of the Effective Date, that comprise, are responsible for, derive or result from or relate to [**]; provided, however, that SMP Technology shall exclude the Product and all uses thereof. All SMP Technology that does not fall within the scope of a Confidentiality Exception shall be the Confidential Information of SMP.
          1.37 “Sublicense” shall mean any license granted by NUPATHE (including its Affiliates or sublicensees) of the rights granted under Section 3.1.1 (including without limitation

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any promotion, marketing, distribution, joint venture or other arrangement conferring such rights and intending to provide for the commercialization of products, including the Product) to a third party.
          1.38 “Territory” shall mean all the countries in the world.
          1.39 “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the SMP Patent Rights or SMP Research Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the SMP Patent Rights or SMP Research Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.
     2. REPRESENTATIONS AND WARRANTIES; COVENANTS.
          2.1 Mutual Representations and Warranties. Each party represents and warrants to the other party as follows:
               2.1.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
               2.1.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.
               2.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.
               2.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.
          2.2 NUPATHE Representations and Warranties. NUPATHE represents and warrants to SMP that, as of the Effective Date:
               2.2.1 To the best of NUPATHE’S knowledge and belief NUPATHE has, sufficient and/or beneficial title under the NUPATHE IP Rights to enable SMP to perform the activities contemplated under the Development Program. To NUPATHE’s actual knowledge,

NUPATHE has not received any notice, claim or assertion from any third party that the use of the NUPATHE IP Rights (including with respect to the Active Agent) in a manner contemplated under the Development Program would constitute infringement or misappropriation of the intellectual property rights of any third party.
          2.3 SMP Representations and Warranties: SMP represents and warrants to NUPATHE that, as of the Effective Date:
               2.3.1 SMP is the owner of the SMP Patent Rights listed on Exhibit 1.32 and of the items included in the SMP Know-How Rights and, as of the Effective Date, the Patent Rights listed on Exhibit 1.32 are the only Patent Rights owned or controlled by SMP, or in which SMP has any rights, that are directed to the SMP Technology or the Product in the Field.
               2.3.2 To SMP’s actual knowledge, SMP has not received any notice, claim or assertion from any third party that the SMP IP Rights as incorporated into the Product would infringe or misappropriate any intellectual property rights of any third party.
          2.4 DISCLAIMER OF WARRANTIES-SMP. EXCEPT AS EXPRESSELY SET FORTH IN THIS SECTION 2, SMP MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SMP IP RIGHTS, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. THE SMP IP RIGHTS ARE PROVIDED “AS IS.”
          2.5 DISCALIMER OF WARRANTIES-NUPATHE. EXCEPT AS EXPRESSELY SET FORTH IN THIS SECTION 2, NUPATHE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE NUPATHE IP RIGHTS, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. THE NUPATHE IP RIGHTS ARE PROVIDED “AS IS.”
          2.6 NUPATHE Covenant. NUPATHE shall at all times during the term of this Agreement comply and use Commercially Reasonable Efforts to cause its sublicensees and Affiliates to comply with all laws that may control or apply to the research, testing, development, distribution or marketing of the Product or any other activity undertaken pursuant to this Agreement.
     3. LICENSE GRANT.
          3.1 License Grant to NUPATHE.
               3.1.1 On the terms and conditions of this Agreement, SMP hereby grants to NUPATHE an exclusive, even as to SMP, worldwide, royalty-bearing license under the SMP IP Rights, SMP Research IP Rights, and SMP’s rights under the Joint Research IP Rights to

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develop, make, have made, use, offer for sale, sell, have sold, export and import the Product for use in the Field.
               3.1.2 NUPATHE shall have the right to grant Sublicenses (a) to third parties, other than Affiliates, for the purpose of developing or commercializing the Product in each case jointly with, or for the benefit of, NUPATHE, or (b) to Affiliates. NUPATHE shall remain responsible for all payments due to SMP hereunder, and shall require that each of its sublicensees be bound by the applicable terms of this Agreement. Without limiting the foregoing, any Sublicense agreement must require that the sublicensee comply with the limitations of the license set forth in Section 3.1.1, and confidentiality and non-use obligations (with respect to Confidential Information of SMP) that are no less stringent than those set forth in Section 7, and must include an obligation of the sublicensee to account for and report its Net Sales to NUPATHE on the same basis as if such Net Sales were made by NUPATHE. Upon the written request of SMP, but no more frequently than once per calendar quarter, NUPATHE shall provide to SMP a list of the third parties to which NUPATHE has granted any Sublicense.
          3.2 License Grant to SMP.
               3.2.1 NUPATHE hereby grants to SMP an exclusive, worldwide, royalty free perpetual license under NUPATHE’s rights in the Joint Research IP Rights for any and all uses that do not relate to the Product or include NUPATHE Know-How Rights.
          3.3 Manufacturing Rights to SMP.
               3.3.1 NUPATHE hereby grants to SMP a right of first negotiation to manufacture supplies of the Product for use in human clinical studies. NUPATHE will provide SMP with written notice of NUPATHE’S intention to procure such clinical supplies and the proposed terms and conditions for the manufacture, including but not limited to NUPATHE’S requirements for price, timeliness, Product quality and Product quantity. SMP and NUPATHE will then negotiate for a period of up to [**] in an effort to mutually agree to such terms and conditions for the manufacture of clinical supplies of the Product. Should NUPATHE and SMP enter into a manufacturing agreement regarding clinical supplies of the Product, SMP shall have a right of first negotiation to manufacture commercial supplies of the Product. NUPATHE will provide SMP with written notice of NUPATHE’S intention to procure such commercial supplies and the proposed terms and conditions for the manufacture, including but not limited to NUPATHE’S requirements for price, timeliness, Product quality and Product quantity. SMP and NUPATHE will then negotiate for a period of up to [**] in an effort to mutually agree to such terms and conditions for the manufacture of commercial supplies of the Product.
               3.3.2 In connection with any manufacturing agreement entered into between the Parties pursuant to Section 3.3.1 above, NUPATHE will grant to SMP, for the term of such agreement, [**], irrevocable, nonexclusive, worldwide license (with the right to grant sublicenses upon notice to and the prior written consent of NUPATHE) as may be necessary to fulfill any manufacturing obligations for the clinical or commercial supply of the Product under the NUPATHE IP Rights, NUPATHE Research IP Rights and NUPATHE’S rights under the Joint Research IP Rights to make and have made the Product solely for sale to NUPATHE, its sublicensees and their respective Affiliates.

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          3.4 No Implied Licenses; Reservation of Rights. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise. NUPATHE acknowledges that SMP’s business involves the application of the SMP IP Rights to numerous drugs and other products and that SMP retains the right (expressly subject to SMP’s obligations under this Agreement or under any other agreement between the Parties) to apply its technology to drugs or products owned by SMP or any third party and to make, use or sell drugs or products owned by SMP or any third party. For the avoidance of doubt, no license is conferred to NUPATHE under the SMP IP Rights, SMP Research IP Rights or SMP’s rights under the Joint Research IP Rights to research, develop, make, have made, use, offer to sell, sell, have sold, import, export or otherwise deal in or with any product, item, device or technology other than the Product in the Field, and SMP retains and reserves all rights that are not explicitly granted to NUPATHE herein including the sole and exclusive right to use and exploit SMP IP Rights, SMP Research IP Rights and SMP’s rights under the Joint Research IP Rights to research, develop, make, have made, use, offer to sell, sell, have sold, import, export or otherwise deal in any product, process, item, device, machine or other apparatus that is not the Product.
          3.5 Restriction. During the Term, SMP and its Affiliates (a) may not grant a license under the SMP IP Rights, SMP Research IP Rights, or SMP’s rights under the Joint Research IP Rights to any third party for the development, manufacture, use, sale, import or export of a Product; and (b) may not, for its or their own account or for any third party, directly or indirectly develop, manufacture, use, sell, import or export a Product that is covered by the SMP IP Rights, SMP Research IP Rights, or SMP’s rights under the Joint Research IP Rights.
     4. FINANCIAL TERMS.
          4.1 Milestone Payments.
               4.1.1 In consideration for the rights granted hereunder, upon the terms and conditions contained herein, NUPATHE shall pay to SMP the following milestone payments within thirty (30) days of the first achievement by NUPATHE, its Affiliates or sublicensees of each of the corresponding events (each a “Milestone Event”):

Milestone Event	Payment
[**]
TOTAL	$4,750,000
               4.1.2 In addition to the milestones set forth above, following the achievement of the Milestone Event set forth in Section 4.1.1(iv), NUPATHE shall also pay SMP (a) USD $[**] upon approval of the Product for commercial sale for Restless Leg Syndrome (except in the event that Restless Leg Syndrome was the first approved indication) or any other second indication and (b) USD $[**] upon the approval of the Product for commercial sale for each additional separate and distinct clinical indication.
          4.2 Royalties.

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               4.2.1 Within [**] following the First Commercial Sale of the Product in each country, NUPATHE shall give written notice to SMP thereof.
               4.2.2 In addition to the payments set forth in Section 4.1 above, and subject to the terms and conditions of this Agreement, during the applicable Royalty Term, NUPATHE shall pay to SMP with respect to each Product covered by a Valid Claim, a royalty of [**] ([**]%) percent of annual Net Sales of the Product.
               4.2.3 If NUPATHE elects not to have SMP manufacture its needs for commercial supplies of the Product, the royalty rate set forth in Section 4.2.2 above shall be increased to [**] ([**]%) percent of annual Net Sales of the Product.
               4.2.4 If, during any calendar quarter during the applicable Royalty Term, the manufacture, use, offer for sale, sale or import of the Product in the country in which manufactured, used, offered for sale, sold or imported would not infringe a Valid Claim (if such Valid Claim were in an issued patent) in such country, then the applicable royalty rate under Section 4.2.2 or 4.2.3 in such country for such calendar quarter shall be [**].
          4.3 Royalty Reports.
               4.3.1 Within [**] after the end of each calendar quarter following the First Commercial Sale of the Product by NUPATHE, its sublicensees or their respective Affiliates, NUPATHE shall furnish to SMP a written report showing in reasonably specific detail, on a country-by-country basis, (a) the gross sales of the Product sold by NUPATHE, its sublicensees and their respective Affiliates during such calendar quarter and the calculation of Net Sales from such gross sales; (b) the calculation of the royalties, if any, which shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted from such royalties; and (d) the exchange rates, if any, used in determining the amount of United States dollars.
               4.3.2 With respect to sales of the Product invoiced in United States dollars, all such amounts shall be expressed in United States dollars. With respect to sales of the Product invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated at a quarterly conversion rate for each foreign currency calculated for the relevant quarter as the daily average of the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank in New York as these exchange rates are published at www.federalreserw.gov/releases/H10/hist. All royalties payable hereunder shall be calculated based on Net Sales expressed in United States dollars.
               4.3.3 NUPATHE shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable to be determined.

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               4.3.4 All royalties shown to have accrued by each royalty report provided under this Section 4.3 shall be payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.
          4.4 Audits.
               4.4.1 Upon the written request of SMP and not more than once in each calendar year, NUPATHE shall permit an independent certified public accounting firm of nationally recognized standing, selected by SMP and reasonably acceptable to NUPATHE, at SMP’s expense, to have access during normal business hours to such records of NUPATHE as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [**] prior to the date of such request. The accounting firm shall disclose to SMP only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.
               4.4.2 If such accounting firm concludes that additional royalties were owed during the audited period, NUPATHE shall pay such additional royalties within [**] of the date SMP delivers to NUPATHE such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by SMP; provided, however, if the audit discloses that the royalties payable by NUPATHE for such period are more than [**] of the royalties actually paid for such period, then NUPATHE shall pay the reasonable fees and expenses charged by such accounting firm.
               4.4.3 SMP shall treat all financial information subject to review under this Section 4.4 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.
               4.4.4 Withholding Taxes. NUPATHE shall be entitled to deduct from the royalty payments otherwise due to SMP hereunder the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such royalty payments that are required to be withheld by NUPATHE, to the extent NUPATHE pays to the appropriate governmental authority on behalf of SMP such taxes, levies or charges. NUPATHE promptly shall deliver to SMP proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.
          4.5 Payment Method. All payments by NUPATHE to SMP hereunder shall be in United States Dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by SMP to NUPATHE.
          4.6 Interest. NUPATHE additionally shall pay SMP interest on all amounts due hereunder which are not paid on or before the due date therefor (except amounts determined in connection with an audit pursuant to Sections 4.4.1 and 4.4.2), calculated at a rate equal to the lesser of one percent (1.0%) per month, or the maximum rate permitted by law, whichever is lower, calculated on the number of days such payment is past due, compounded monthly.
     5. DEVELOPMENT PROGRAM.

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          5.1 Conduct. The parties shall perform their respective obligations under the Development Agreement. Each party shall use its Commercially Reasonable Efforts to perform its obligations under the Development Agreement within the proposed time schedules set forth therein. Any intellectual property rights (including any know-how or patent rights) developed or conceived by either party shall be governed in accordance with the terms of the Development Agreement.
          5.2 Term. The Development Program shall terminate upon the completion of the activities described in the Development Agreement, or such other date as the parties mutually agree in writing.
          5.3 No Warranty. SMP does not represent, warrant, or guarantee that the results or outcome of the Development Program (or any portion thereof), or any products produced therefrom are merchantable or satisfactory for any particular purpose, and there are no warranties, express or implied, to such effect. NUPATHE bears the sole risk of acceptance, reliance on or use of the results provided to NUPATHE by SMP under the Development Program.
     6. DEVELOPMENT AND COMMERCIALIZATION BY NUPATHE
          6.1 Responsibility.
               6.1.1 Except as otherwise set forth in the Development Program and this Section 6.1, NUPATHE shall be solely responsible, at its sole cost, for conducting the development, regulatory approval and commercialization of the Product, and shall own all regulatory applications, filings, approvals and licenses for the Product.
          6.2 Diligence.
               6.2.1 NUPATHE shall use Commercially Reasonable Efforts to actively develop and obtain regulatory approvals to market the Product in major markets throughout the world. Without limiting the generality of the foregoing, NUPATHE shall achieve the following milestones within the applicable period commencing on the Effective Date:

Period	Milestone

[**]	[**]
          6.3 Development and Commercialization Reports. NUPATHE shall keep complete and accurate records of its activities conducted under this Agreement and the results thereof. Following the conclusion of the Development Program and until the First Commercial Sale in the United States and the first Major European Country of the Product, within thirty (30) days after the end of each June and December, NUPATHE shall prepare and provide SMP with a reasonably detailed written report of the activities conducted under this Agreement, and the results thereof, through such date of such report to develop and obtain regulatory approvals to market the Product in major markets throughout the world.

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          6.4 Regulatory Communications.
          6.5 If the FDA or the governing health authorities of any country initiates any oral communication with NUPATHE directly regarding the Delivery Matrix, NUPATHE shall have the right to respond to such communication to the extent reasonably necessary or appropriate under the circumstances; provided, however, that promptly thereafter, NUPATHE shall provide SMP with written notice thereof in reasonably specific detail describing the communications regarding the Delivery Matrix; and (c) NUPATHE promptly shall provide SMP with copies of all minutes and other materials resulting therefrom.
          6.6 NUPATHE promptly shall provide SMP with copies of all (a) written communications from the FDA or the governing health authorities of any country directly regarding the Delivery Matrix and (b) filings, communications or other submission with the FDA or the governing health authorities of any country directly regarding the Delivery Matrix.
          6.7 Adverse Event Reporting. Each party shall promptly notify the other party immediately of any information that comes to such party’s attention concerning any serious or unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of the Product. For purposes of this Section 6.7, “serious” shall mean an experience which (a) results in the death, permanent or substantial disability, in-patient hospitalization or prolongation of hospitalization, or (b) is a congenital anomaly, cancer, the result of an overdose or life threatening (only if unrelated to primary disease); and “unexpected” shall mean (x) for a nonmarketed product, an experience that is not identified in nature, severity or frequency in the current clinical investigator’s confidential information brochure, and (y) for a marketed product, an event which is not listed in the current labeling for such product, and includes an event that may be symptomatically and pathophysiologically related to an experience listed in the labeling but differs from the event because of increased frequency or greater severity or specificity. Each party further shall promptly notify the other party of any information received regarding any threatened or pending action by an agency that may affect the safety and efficacy claims of a Product. Upon receipt of any such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall restrict either party’s right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law, regulation or court order.
     7. CONFIDENTIALITY.
          7.1 Confidentiality. During the term of this Agreement and for a period of [**] following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s Affiliates, directors, officers, employees, sublicensees, and consultants, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this

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Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
          7.2 Additional Permitted Disclosures. Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, or (iii) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each party may disclose such information, as modified by mutual written agreement of the parties, without the consent of the other party.
          7.3 Exceptions. The confidentiality obligations under this Section 7 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof
     8. INDEMNIFICATION AND INSURANCE.
          8.1 By NUPATHE. NUPATHE shall indemnify and hold harmless SMP, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by NUPATHE under this Agreement; (b) the manufacture, use, sale, handling or storage of the Product by or on behalf of NUPATHE, its sublicensees or their respective Affiliates, customers or end-users (including with respect to the infringement or misappropriation of intellectual property rights of third parties); or (c) the use of the Confidential Information of SMP by NUPATHE, its sublicensees or their respective Affiliates. NUPATHE’s indemnity obligation under this Section 8.1 will not apply where the basis for the Liabilities is the negligence or willful malfeasance of SMP or SMP’s breach of its representations, warranties and agreements contained herein.
          8.2 By SMP. SMP shall indemnify and hold harmless NUPATHE, and its directors, officers, employees and agents, from and against all Liabilities resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by SMP under this Agreement; or (b) the use by SMP of the Confidential Information of NUPATHE. SMP’s indemnity obligation under this Section 8.2 will not apply where the basis for the Liabilities is the negligence or willful malfeasance of NUPATHE or NUPATHE’s breach of its representations, warranties and agreements contained herein.
          8.3 Procedure. If a party (the “Indemnitee”) intends to claim indemnification under this Section 8, it shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceeding. The obligations of this Section 8 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 8. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 8.
          8.4 Insurance. Each party shall maintain insurance, including product liability and general liability insurance, with respect to its activities under this Agreement regarding the Product in such amount as such party customarily maintains with respect to similar activities for its other products, but not less than such amount as is reasonable and customary in the industry for companies of comparable size and activities. Each party shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for so long as such party customarily maintains insurance for itself covering similar activities for its other products.
     9. PATENTS AND INFRINGEMENT.
          9.1 Prosecution of SMP Patent Rights and SMP Research Patent Rights.
               9.1.1 SMP shall have the sole and absolute right, at its sole expense, to exercise control over the SMP IP Rights and the SMP Research IP Rights, including but not limited to, responsibility for prosecuting, maintaining, abandoning and obtaining Patent Rights and other similar registrations related to the SMP Patent Rights or the SMP Research Patent Rights. SMP shall (a) consider in good faith the interests of NUPATHE in so doing, (b) keep NUPATHE reasonably informed with respect to such activities, including providing to NUPATHE complete copies of all patents and patent applications that claim or cover the Product; and (c) consult in good faith with NUPATHE regarding such matters, including the modification or abandonment of any claims thereof covering a Product for use in the Field.
               9.1.2 In the event SMP wishes to abandon any patent, patent application or claim within the SMP Patent Rights or SMP Research Patent Rights that claims or covers the Product, SMP will offer to assign, free of charge, any such patent to NUPATHE prior to effectuating the abandonment. Should NUPATHE elect to become an assignee of such SMP Patent Rights or SMP Research Patent Rights, NUPATHE will bear the costs connected to any assignment hereunder and shall have the right to prosecute and maintain such patent, patent application or claim at its sole expense.
          9.2 Prosecution of Joint Research Patents.
               9.2.1 With respect to all Joint Research Inventions, the parties shall determine which party shall be responsible for filing, prosecuting, maintaining and defending Joint Research Patent Rights on behalf of both parties (the “Responsible Party”) based on a good faith determination of the relative contributions of the parties to the invention and the relative level of interest of the parties in the invention.
               9.2.2 At least [**] prior to the contemplated filing of any patent applications related to Joint Research Inventions, the Responsible Party shall submit a substantially completed draft application to the other party for its approval, which shall not be unreasonably withheld or delayed. The other party shall also execute such documents and perform such acts as may be reasonably necessary to prepare, file, prosecute or maintain any such Joint Research Patent Rights.
               9.2.3 Except as set forth below, the parties shall share equally the costs of the preparation, filing, prosecution and maintenance of all Joint Research Patent Rights. If the Responsible Party does not wish to file, prosecute or maintain any Joint Research Patent Rights in a particular country, it shall grant the other party any necessary authority to file, prosecute or maintain such Joint Research Patent Rights. If either party elects not to pay its portion of any shared costs in connection with the filing, prosecution, or maintenance of any particular Joint Research Patent Rights, the other party may file, prosecute, or maintain such Joint Research Patent Rights in its own name and at its sole expense, in which case the party electing not to pay its share of costs shall assign its entire right, title and interest in and to Joint Research Patent Rights to the other party.
          9.3 Enforcement.
               9.3.1 Notice. At any time during the term of this Agreement, SMP and NUPATHE shall each promptly notify the other in writing upon learning of any Infringing Product. As used herein, “Infringing Product” shall mean any product sold by a third party in the Field that (a) is formulated as a biodegradable, preformed, macroscopic implant device composed of [**]; (b) contains the Active Agent; and (c) infringes or is alleged to infringe any of the SMP IP Rights or the Joint Research IP Rights licensed to NUPATHE hereunder covering a Product.
               9.3.2 SMP IP Rights. SMP shall have the sole right, at its discretion and expense, to enforce the SMP IP Rights and any SMP Research IP Rights against an Infringing Product to the extent such enforcement relates to the SMP Technology. Upon receipt of a written notice from NUPATHE requesting that SMP initiate legal proceedings against an Infringing Product, SMP agrees that it shall use its Commercially Reasonable Efforts to evaluate (a) whether it believes that such Infringing Product infringes the SMP Patent Rights or the SMP

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Research IP Rights, and (b) the merits of any and all appropriate legal actions that may be brought against such third party to enforce the SMP Patent Rights or the SMP Research IP Rights, taking into consideration such factors as the likelihood of success on the merits of any such action, the likelihood that any such action might impair or otherwise affect the scope of such Patent Rights, the likelihood that failure to initiate legal proceedings might impair or otherwise negatively affect NUPATHE’s ability to commercialize Product and other similar factors. In the event that SMP initiates an enforcement action, NUPATHE shall assist SMP in connection with any such action, upon request and at SMP’s sole expense, and to the extent commercially reasonable; and in any event, SMP shall keep NUPATHE reasonably informed of the progress of any such enforcement action. Any settlement or recovery shall be distributed in the following order: (i) to SMP for reimbursement of expenses related to such claim, including but not limited to attorneys’ fees and expenses associated with the legal proceedings; and (ii) [**] percent ([**]%) to NuPathe and [**] ([**]%) to SMP for damages related to the infringement, including lost profits. SMP shall not make any settlement or compromise that adversely affects the interests of NUPATHE in respect of the Product in the Territory without the prior consent of NUPATHE.
                    9.3.2.1 Notwithstanding the foregoing, in the event SMP chooses not to initiate an enforcement action, NUPATHE shall have the right but not the obligation to initiate and prosecute such an action at its cost and expense provided, however that SMP shall use its Commercially Reasonable Efforts to cooperate with NUPATHE, at NUPATHE’s sole expense. The amount of any settlement or recovery obtained in such enforcement action shall be retained by NUPATHE, except that SMP shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement as if such amount were Net Sales of NUPATHE. NUPATHE shall not make any settlement or compromise that adversely affects the interests of SMP without the prior consent of SMP.
                    9.3.2.2 If neither party brings an enforcement action against an Infringing Product in any country, royalty payments payable by NUPATHE pursuant to Section 4 of this Agreement shall be [**] in such country.
               9.3.3 Joint Research IP Rights.
                    9.3.3.1 NUPATHE shall have the right, at its discretion and expense to enforce Joint IP Rights against an Infringing Product to the extent such enforcement relates to the Product for use in the Field. If both parties wish to participate in such action, the action shall be brought jointly by both parties and they will jointly select counsel and equally share any expenses. The parties shall use their Commercially Reasonable Efforts to cooperate with each other in connection with any such action to enforce Joint IP Rights.
                    9.3.3.2 Any settlement or recovery shall be distributed in the following order: (i) to NUPATHE (or pro rata to each party if the parties proceed jointly) for reimbursement of expenses related to such claim, including but not limited to attorneys’ fees and expenses associated with the legal proceedings; (ii) to NUPATHE for any damages related to the license rights granted to it, including lost profits related to sales of Product in the Field; provided, however, that any such amounts (after relevant adjustment to convert to Net Sales of Products)

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shall be subject to the royalty obligations under this Agreement; and (iii) to the extent any settlement or recovery remains, [**].
                    9.3.3.4 No settlement, consent judgment or other voluntary final disposition of a suit under this Section 9.3.3 may be undertaken without the prior consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party’s rights under this Agreement or the validity of the Joint Research IP Rights.
                    9.3.3.5 SMP Costs. In any action brought by NUPATHE pursuant to this Section 9.3.3 (other than an action brought jointly by the Parties) in which SMP is named or becomes involuntarily involved (including, for example, as a result of a counterclaim by NUPATHE, or is required to respond to a subpoena), NUPATHE shall indemnify and hold SMP harmless from any damages, liabilities, costs or expenses resulting from any such action, and in such event, SMP may be represented by counsel of its own choice, and NUPATHE shall promptly reimburse SMP for its costs of retaining counsel.
          9.4 Infringement of Third Party Rights.
               9.4.1 In the event that a party becomes aware of any claim that the development, manufacture, use, sale, offer for sale, export or import of the Product in the
Territory infringes the intellectual property rights of a third party, such party will promptly notify the other party.
               9.4.2 NUPATHE shall be responsible for defending the parties against any claim by a third party that the development, manufacture, use, sale, offer for sale, export or import of a Product in the Territory infringes third party intellectual property rights. NUPATHE shall indemnify and hold SMP harmless in accordance with Section 8, above. SMP shall assist NUPATHE in connection with any such action to the extent commercially reasonable and at NUPATHE’s sole expense.
     10. TERM AND TERMINATION.
          10.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Section 10, shall continue in effect until the expiration of NUPATHE’s obligation to pay royalties hereunder after which time, the licenses granted to NUPATHE with respect to the Product in the applicable country, subject to applicable patent laws, shall become a perpetual, exclusive license deemed fully paid-up.
          10.2 Termination by SMP. If NUPATHE has breached its obligations under Section 6.2, and such breach shall continue for [**] after written notice of such breach was provided, then as its sole remedy for such breach, SMP shall have the right at its option either (a) to terminate this Agreement, or (b) to convert the license granted to NUPATHE to non-exclusive, in either case effective upon written notice to NUPATHE.

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          10.3 Termination by NUPATHE. NUPATHE may terminate this Agreement at any time upon ninety (90) days prior written notice to SMP.
          10.4 Termination by SMP or NUPATHE.
               10.4.1 Upon the occurrence of any of the events set forth below, SMP shall have the right to terminate this Agreement by giving written notice of termination, such termination effective with the giving of such notice:
                    10.4.1.1 In the event of nonpayment of any material amount payable to SMP, which nonpayment is continuing [**] after SMP gives NUPATHE written notice of such non-payment;
                    10.4.1.2 In the event that NUPATHE is adjudged bankrupt, files or has filed against it any petition under any bankruptcy, insolvency or similar law, has a receiver appointed for its business or property, or makes a general assignment for the benefit of its creditors (each a “Bankruptcy Event”) provided, however, that so long as SMP continues to receive all royalty payments from NUPATHE under this Agreement, a Bankruptcy Event shall not, in and of itself, be a basis for termination of this Agreement by SMP;
               10.4.2 Upon the occurrence of any of the events set forth below, NUPATHE shall have the right to terminate this Agreement by giving written notice of termination, such termination effective with the giving of such notice:
                    10.4.2.1 Breach by SMP of any covenant or any representation or warranty contained in this Agreement that is continuing [**] after NUPATHE gives written notice of such breach;
                    10.4.2.2 Material breach or default by SMP with respect to any term or provision contained in this Agreement that is continuing [**] after NUPATHE gives written notice of said breach or default;
                    10.4.2.3 SMP becomes subject to a Bankruptcy Event; or
                    10.4.2.4 The dissolution or cessation of operations by SMP.
               10.4.3 Except as set forth in Section 10.2, above, no exercise by SMP or NUPATHE of any right of termination shall constitute a waiver of any right of SMP or NUPATHE for recovery of any monies then due to it hereunder or any other right or remedy SMP or NUPATHE may have at law or under this Agreement.
          10.5 Effect of Expiration or Termination.
               10.5.1 Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such expiration or termination. Without limiting the foregoing, [**] shall survive any expiration or termination of this Agreement.

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               10.5.2 Except as otherwise expressly set forth in this Agreement, promptly upon the expiration or earlier termination of this Agreement, (a) NUPATHE promptly shall prepare and provide SMP with a final royalty report through the date of expiration or termination, and shall pay to SMP all royalties owing through such date, and (b) each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.
     11. MISCELLANEOUS.
          11.1 Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.
          11.2 Waiver. No waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.
          11.3 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.3 shall be void.
          11.4 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.
          11.5 Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
          11.6 Notices. All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

If to SMP:	SurModics Pharmaceuticals Inc. 750 Lakeshore Parkway Birmingham, Alabama 35211 U.S.A. Attn: President

with a copy to:	SurModics, Inc 9924 West 74th Street Eden Prairie, Minnesota 55344 U.S.A. Attention: General Counsel

If to NUPATHE:	NUPATHE Inc. 227 Washington Street, Suite 200 Conshohocken, PA 19428 U.S.A. Attn: Chief Executive Officer

With a copy to:	NUPATHE Inc. 227 Washington Street, Suite 200 Conshohocken, PA 19428 U.S.A. Attn: General Counsel
          11.7 Force Majeure. Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use Commercially Reasonable Efforts to resume performance as soon as reasonably practicable.
          11.8 No Consequential Damages. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 11.8 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 8 ABOVE.
          11.9 Complete Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect.
          11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.
          11.11 Headings. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

SURMODICS PHARMACEUTICALS, INC.

By:	/s/ Arthur J. Tipton
Name:	Arthur J. Tipton, Ph.D.
Title:	President

NUPATHE, INC.

By:	/s/ Keith A. Goldan
Name:	Keith A. Goldan
Title:	Vice President & CFO

     SCHEDULES TO BE ATTACHED

CONFIDENTIAL INFORMATION
Joint Research IP Rights
Schedule 1.12

Patent/Appl No.	Title	Inventors	Brief Description
[**]	[**]	[**]	[**]

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CONFIDENTIAL INFORMATION
SurModics Pharmaceuticals Patent Rights
Schedule 1.32

Patent/Appl No.	Title	Inventors	Brief Description
11/196,591	Methods for manufacturing delivery systems and systems thereof	Jay K. Staas Thomas R. Tice Bruce W. Hudson Arthur J. Tipton	Use of solevnt to modify the implant surface and modify drug release profile

[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

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